Exhibit 99.1

Primus Telecommunications Group Receives NASDAQ Notification

McLEAN, VA.—(BUSINESS WIRE)—June 17, 2005—PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL) today announced it has received a letter from The NASDAQ Stock Market notifying the Company that, for 30 consecutive business days, the bid price of the Company’s common stock closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ Marketplace Rule 4450(b)(4) (the “Rule”).

The Company has 180 days to regain compliance with the NASDAQ’s National Market $1.00 minimum bid price rule. If at any time before December 12, 2005, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ may notify the Company that it is in compliance with the Rule. However, NASDAQ has the discretion to require a period in excess of ten business days before determining that the ability to maintain long-term compliance has been demonstrated. If the Company does not regain compliance by December 12, 2005, and it meets the NASDAQ SmallCap Market initial inclusion requirements except for bid price, it may apply to transfer from the NASDAQ National Market to the NASDAQ SmallCap Market. If the NASDAQ SmallCap Market application is approved, pursuant to NASDAQ SmallCap Market rules the Company would be granted an additional 180-day period to regain compliance with the minimum bid price requirement.

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PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 250 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 18 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

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Contact:

John DePodesta

Executive Vice President

Primus Telecommunications Group, Incorporated

(703) 748-8050

ir@primustel.com